Exhibit 99.2

ASXC Third Quarter 2023 Earnings Call Transcript

Forward Looking Statements - Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical third quarter 2023 business and financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any geopolitical factors beyond our control. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2022 Form 10-K filed in March 2023 and the Form 10-Q expected to be filed later today and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures, taken in conjunction with US GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results.

Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans, to benchmark outperformance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

CEO Introductory Section – Anthony Fernando

Thanks, Mark, and thank everyone for joining us today. To kick off, I'll provide an overview of our recent performance and key achievements, after which Shameze will detail our financial results. Next, I'll update you on our priorities for the remainder of 2023 before we open the line for questions.

Before I dive into the quarterly review, I would like to take a moment to acknowledge the recent events in Israel. The attacks and escalating conflict there have deeply affected us all. I extend our deepest sympathies to those who have suffered losses or injuries, and to all impacted by the violence. Our thoughts and support are with our team in Israel and their families during this time. We're proud of the incredible care and support they've shown one another, with some of our own team members and their spouses having been called to military service. I would like to say thank you to our team in Israel for managing through this trying time.

Turning to an overview of the third quarter. We're pleased to share that we've reached significant milestones recently. One of the key achievements includes finalizing an advance manufacturing partnership for our upcoming LUNA Surgical System, ensuring a reliable manufacturing process for this innovative technology. Additionally, we've partnered with a graphics hardware provider to enhance the capabilities of our ISU, which will contribute to improved performance. Our ongoing focus remains on expanding the adoption of Senhance, increasing utilization, advancing our clinical evidence, refining our portfolio to enhance Senhance's capabilities and deliver the value of Performance-Guided Surgery through the launch of LUNA.

During the quarter, four clinical papers were published, two of which I want to discuss. These studies highlight the promising performance of Senhance in comparison to the current market leading robotic system and traditional laparoscopy in various procedures. The first study from Taiwan reveals cost advantages of Senhance, with shorter operative times and comparable patient outcomes vs the current market leading robotic system. The second study emphasizes Senhance's comparable outcomes to laparoscopic procedures, with the added benefit of shorter hospital stays. Incision-to-suture times also showed a close match between Senhance and laparoscopy. More information on all the papers published can be found on our website.

Procedure volumes continue to be an important input to develop and improve our digital surgery capabilities. Year-to-date, our performance reflects a strong 17% growth in procedures. During the third quarter, we saw 2% year over year growth, and over 760 Senhance procedures performed across a variety of specialties globally. Our machine learning engine improves as we continue to gather surgical data, enabling us to offer useful clinical intelligence to surgeons via the ISU.

Another positive aspect of increased procedure volumes is the expansion of our clinical registry. As of this call, our TRUST registry has grown to include data from over 3,000 patients, with cases across gynecology, general surgery, and urology. This growth signifies a notable step forward in our efforts to accumulate valuable patient data to help inform surgical decision-making and ultimately help to improve patient care.

The Senhance clinical registry is one of a kind collection of data and the only registry focused on digital laparoscopy. The TRUST registry is a multi-specialty clinical registry that is investigator-led and managed by a 3rd party clinical research organization with full ethics committee approval at each institution.

The primary goal of this registry is to create a collection of 60+ intraoperative data points and 12-month postoperative follow-up data. This information will serve as a foundation for a greater number of high-quality clinical publications and play a vital role in advancing our market development strategy.

Moving to new program initiations, we initiated two new Senhance programs in the quarter ended September 30, 2023.

In August, we initiated a program with First Towakai Hospital in Japan. The Senhance System is being used in their urology and gynecology centers and gastroenterology department. We're seeing ongoing expansion in Japan, solidifying agreements with highly regarded institutions. The encouraging progress in Japan is a testament to our efforts, and we're enthusiastic about further driving adoption in the region.

The second was Mayo Clinic Hospital, Saint Marys Campus, the leading United States-based hospital that was announced in July. This marks an important milestone as this is the first system to be exclusively utilized by pediatric surgeons at a United States-based hospital. The Senhance system is well-suited for pediatric procedures, given a mix of unique features like augmented intelligence, machine learning, haptic feedback, eye-tracking camera control, 3D visualization, and most importantly, specialized 3 & 5 mm instruments.

Subsequent to the end of the third quarter, we initiated two additional Senhance programs:

The first was Klinikum Idar-Oberstein Hospital in Germany to be used by their Clinic for General, Visceral and Minimally Invasive Surgery. The second system was sold to the Company’s distribution partner, and will be placed in a pediatric hospital in the Commonwealth of Independent States (CIS) region.

In March of this year, we expanded our U.S. Pediatric indication, complementing our existing regulatory approvals in Europe and Japan. This expansion allowed us to engage with leading pediatric surgeons, especially those operating at top childrens’ hospitals, who have recognized the distinct advantages of Senhance for younger patients. The system's smaller instruments, a digital fulcrum to minimize tissue trauma, and haptic feedback for precise touch and feel have been particularly appreciated by surgeons, as they enable the preservation of the benefits of minimally invasive surgery for delicate pediatric tissues.

As we discussed on our last call, July marked an important milestone for Pediatric surgeons from around the world to converge at the 1st Joint meeting of the European Society of Pediatric Endoscopic Surgeons and International Pediatric Endosurgery Group societies in Sorrento, Italy. Asensus played a prominent role delivering an impactful Robotics Masterclass highlighting the integration of cognitive science, data science, and robotics, providing attendees with valuable insights on the application of robotics in pediatrics as well as the opportunity to gain hands-on experience. With hundreds of customer interactions at this surgical forum, Asensus went on to host potential customers at our headquarters in Research Triangle Park and in Milan as well as partner with leading childrens’ hospitals to execute awareness events that engaged these leaders in considering how to incorporate Senhance into their clinical programs.

With Pediatric surgeons and thought leaders recognizing Asensus’s unique system design which not only preserves minimally invasive surgery but goes beyond by advancing laparoscopy and robotics with digital surgery solutions, the interest in Senhance and the ISU for pediatric applications continues to grow, and we're committed to meeting this rising demand in the pediatric market.

I'd also like to highlight our recently launched eBook, titled, "Augmented Intelligence: The Answer to Surgery's Shortcomings", which has generated positive responses from the medical community. The eBook explores how Performance-Guided Surgery can address surgical variability, providing operational advantages for surgeons, cost-efficient advancements for hospitals, and improved patient outcomes. It highlights the potential for technology adoption to attract and nurture talent in the medical field, ultimately enhancing hospital reputations. The eBook can be found on our website or LinkedIn, and I'd encourage everyone to read it.

Now taking a look at the portfolio development front.

Starting with the recently announced agreement with Flex for LUNA System manufacturing. Under this agreement, Flex will provide a range of design and advanced manufacturing services across LUNA’s product lifecycle to enable us to deliver the LUNA platform at scale. Flex’s proven track record of delivering complex electromechanical systems across diverse industries and deep understanding of the complex requirements for medical devices will enable us to accelerate time-to-market for our LUNA platform. Also, Flex’s focused portfolio of advanced manufacturing capabilities and trusted supply chain network will also be instrumental in scaling LUNA globally.”

In September, we announced a collaboration with NVIDIA to enhance the capabilities of the ISU. By directly collaborating on NVIDIA's advanced tools, we aim to refine the ISU's augmented intelligence features and further develop advanced features based on surgeon feedback. The ISU, already powered by NVIDIA's hardware, has been providing real-time support to surgeons since 2021. This announced collaboration will expand the relationship to facilitate shared access to product roadmaps. We are exploring innovative models for the development and deployment of digital surgical solutions, leveraging NVIDIA's edge AI computing platform, Holoscan. This collaboration highlights the potential for improved decision-making in surgical procedures through the application of advanced AI tools, aligning the goals of both companies and highlighting the growing importance of data-driven technologies that support surgeons and advance surgery.

With an overarching focus on data, our collaboration with Google also holds immense value, particularly in our joint efforts in data collection and analysis. This partnering integrates Google’s cutting-edge machine learning tools and secure cloud data architecture with our Performance-Guided Surgery framework. By harnessing the data gathered through the ISU in tandem with Google Cloud’s leading technologies and providing surgeons with real-time intraoperative clinical intelligence, we have the potential to achieve superior outcomes for patients.

Regarding KARL STORZ, our discussions are ongoing. Both organizations are dedicated to expediting the finalization of an agreement and we will provide an update once these conversations conclude.

To wrap up, I'm pleased with the progress we've achieved in the third quarter and continue to build on the groundwork for sustained success. I'll now pass the floor to Shameze for a financial update.

Financials - Shameze Rampertab

Thanks, Anthony. Turning to the third quarter, for the three months ended September 30, 2023, the company reported revenue of $1.1 million as compared to revenue of $2.6 million in the three months ended September 30, 2022. Revenue in the third quarter of 2023 included $0.5 million in lease revenue, $0.3 million in instruments and accessories, and $0.3 million in services.

For the three months ended September 30, 2023, total operating expenses were $18.5 million, as compared to $17.2 million in the three months ended September 30, 2022.

For the three months ended September 30, 2023, net loss attributable to common stockholders was $18.3 million, or $0.07 per share, as compared to a net loss attributable to common stockholders of $18.9 million, or $0.08 per share, in the three months ended September 30, 2022.

For the three months ended September 30, 2023, the adjusted net loss attributable to common stockholders was $15.6 million, or $0.06 per share, as compared to an adjusted net loss of $16.9 million, or $0.07 per share, in the three months ended September 30, 2022.

Adjusted net loss is GAAP net loss, adjusted for the following items; amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. In July, we completed a registered direct offering, bringing in gross proceeds of approximately $10 million. We plan to allocate these funds to reinforce our working capital and contribute to research and development. The company had cash, cash equivalents, and short-term investments, excluding restricted cash of approximately $33.1 million as of September 30, 2023. Based on the recent financing and our current operating plan, we project our cash runway has been extended through late second quarter of 2024.

I'll turn the call back over to Anthony.

CEO Conclusion - Anthony Fernando

Thanks, Shameze.

As we look ahead, let's delve into what lies on the horizon for Asensus and what you can anticipate in the coming months

With regards to the LUNA program, our timeline remains on track and we expect to complete full system integration and testing and the pre-clinical evaluation by the end of the fourth quarter, this year. We will freeze the system's design in Q1 2024, conduct verification and validation testing, and ramp up pilot manufacturing and prepare for regulatory submissions.

In terms of our LUNA go-to-market strategy, I'd like to reiterate our two key advantages. Firstly, we've established a clear regulatory pathway for LUNA. Based on our communications with the FDA, in-house regulatory expertise, and our track record with successful submissions for Senhance, we anticipate leveraging the time and cost-effective Traditional 510(k) pathway in the U.S., as opposed to a more rigorous de novo pathway. Second, LUNA's innovative economic model, coupled with its clinical performance, is poised to drive commercial adoption. Beyond our current leasing and capital purchase options, we're exploring a subscription-based model for hospitals.

Turning to our ongoing ISU development efforts. We have one milestone for the remainder of the year, the ramp up of manufacturing for the future ISU, which we believe we will have by the end of the fourth quarter.

Regarding Senhance initiations, we are refining our expectations to initiate 8 to 10 new programs in 2023, down from 10 to 12. This adjustment is in response to the evolving capital environment. We're taking into consideration factors like market trends and tightened budget considerations. We believe this refined outlook provides a balanced approach that aligns with the current landscape.

In conclusion, we are poised for significant milestones in the coming quarters. With the LUNA program's timeline remaining steady, our ongoing focus remains on expanding the adoption of Senhance, increasing utilization, advancing our clinical evidence, and advancing our digital capabilities. I want to thank our global team for their hard work and dedication to make these truly novel technologies a reality. Our commitment to advancing surgical technology and delivering exceptional outcomes for patients remains strong.

With that, I would like to open the lines for questions.

Q&A

Operator

Your first question comes from the line of Swayampakula Ramakanth from H.C. Wainwright. Your line is now open.

First Question – RK Ramakanth

Thank you. This is RK from H.C. Wainwright. Good afternoon, Anthony and Shameze. Hope you guys are doing good. Yes, so to start off, with the installations from where you ended the conversation. You will have currently five installations so far for the year. With less than four or five weeks of business weeks, what gives you confidence that you can get three installations done before ending the year?

Response – Anthony Fernando

Thanks for the question, RK. I mean, we are quite bullish about the forecast that we put out. Again, these are already pipeline accounts, and we've been working through some of these transactions over the months during Q3 and into Q4. I think, therefore, for most of these pipeline accounts, there are a few more steps in the process, and so far, they are all tracking to be completed before the end of the fourth quarter. Time is short, but we feel pretty good about getting to the 8 to 10 number from where we are.

Question – RK Ramakanth

Very good. In terms of procedures, it's nice to see that cadence of growth in terms of the procedures itself. But is there a way for you to amplify that into what sort of procedures you're seeing? Are there certain kinds of procedures which are being performed on a regular basis? So that we understand where the utility is of this Senhance system itself. Also, any commentary at all from the folks at Mayo Clinic in the pediatric hospitals?

Response – Anthony Fernando

Yes. Okay. I think when it comes to procedure mix, we have not seen a big change per se. General surgery kind of leads the charge with gynecology following, and then urology being a third specialty. It's been relatively consistent through the year and even moving from last year.

I think the one piece that's added on to it and kind of increasing or growing this year is pediatric, because we've seen increased pediatric use in Europe, and then also with Mayo Clinic starting their program, that's going extremely well. The case numbers are increasing week over week with them scheduling more cases. So, we are still at an early point. We have more than 1/3 trained there. I think one or two more to be trained but procedure numbers are growing, and they are doing quite well in getting started at the Mayo Clinic.

Question – RK Ramakanth

Very good. In terms of the Japanese installation, in your commentary, you were saying how comfortable you are with the growth and where the adoption is going in terms of in Japan. How much of the market is still left because I think a couple of years ago, Japan kind of jumped in terms of your installations of the device. Then this year, we have not seen as many. So, what are your thoughts on that? Do you think you need to add more resources in Japan to make sure that you can fully utilize that opportunity?

Response – Anthony Fernando

RK, with respect to Japan, year-to-date we've done the two systems, and we have some pipeline to close there between now and year-end as well. I think the thing is trying to find the right institutions who can perform cases, demonstrate really good utility, and then be able to publish and share their experiences. That's really the focus that we really want to drive in Japan to make sure that we have a very robust foundation of procedures and institutions, and build a nice KOL network who can speak about their performance and Senhance performance, so that it will become even simpler for us to expand.

I mean, the team in Japan is doing—for the size of team, they're doing extremely well. Even looking at procedure growth, I think Japan, this year, is really having a record year in terms of procedure volume growth compared to last year. That's the reason why we feel really good about how things are progressing. In Japan, it's growing, and you've seen the two. We are hoping to be able to close the year with some additional sites in Japan this year.

Question – RK Ramakanth

The last question for me. You made some commentary on ongoing discussions with KARL STORZ. What sort of discussions are we talking about? I know you had like two or three different conversations going on with them, and I'm just trying to understand which conversation is this about?

Response – Anthony Fernando

I wouldn't say there's a drastic difference in the conversation. It's just trying to—it becomes very complicated given the field that we are in, and also looking at what we intend to do in the future and our portfolio and road map, and what they are intending to do. We are still talking about visualization and even potentially the digital element of it and try to find the right balance in terms of what the right relationship might look like and be mutually beneficial.

Question – RK Ramakanth

Thank you. Thanks for answering all my questions.

Response – Anthony Fernando

Thank you, RK.

Operator

The final question comes from the line of Ross Osborn from Cantor Fitzgerald. Your line is now open.

Question – Ross Osborn

Hi, guys. Thanks for taking our questions. Following the announcement that Mayo has adopted your system, have you seen an increase in inbound interest, given the reputation, particularly from a pediatric stance?

Response – Anthony Fernando

Hi, Ross. Great question. The simple answer is yes. I think after we announced Mayo, and also some of the pediatric meetings that we attended in Europe, and then subsequent there was a smaller meeting in Texas. All of that has generated really good interest, so we continue to have discussions with multiple hospitals in the U.S., primarily focused on pediatrics. Having a leading hospital here like Mayo Clinic, already using the system kind of validates that thesis. That has opened some good opportunities, and we are pretty active in having conversations with other pediatric institutions.

Question – Ross Osborn

Great. Glad to hear it. Turning to volumes, and I realize volumes are up year-to-date relative to the last year. But could you provide more color on what drove procedure volumes down to a quarterly low for the year in your view?

Response – Anthony Fernando

Yes, Ross, I think, primarily, the slowdown came from Europe, and the European (inaudible) between the holidays and summer breaks, etc. That had a contribution to that which I think was the primary player for the reason why we didn't see a quarter-over-quarter growth. Also, in the U.S., we didn't see as much growth compared to what we saw last year. That was the primary reason for the quarter. But on an annualized basis, I think 17% is where we are, and we are hoping to keep driving that number up in the fourth quarter as well.

Question – Ross Osborn

Okay. Got it. Lastly, could you provide a little bit of background on Flex and what drove you to partner with them for LUNA?

Response – Anthony Fernando

Yes, Ross. I think the LUNA platform is a relatively complex system. For us, we've always tried to focus on what we are good at and really where we can add value. We understand the robotic space and the digital space and have very strong R&D, regulatory capabilities to execute on that.

When it comes to manufacturing, several years ago, probably about two, two and a half years ago, we came to the conclusion that it doesn't make sense for us to deploy capital in a sense when there are specialists in the field like Flex who understand medical device, who have really extensive supply chain networks that can provide us really good cost in terms of procurement.

With that, we started this dialogue almost two years ago, and we've been working on multiple small projects with them, and that led to us trying to take a much bigger holistic view and say, “Okay, why don't we work with you guys on the entire platform, instead of the subassemblies or subcomponents that we've been talking about over the last two years, which led to this agreement where they will help us, and they will share their expertise, and we'll collaborate on them ultimately taking over the full manufacturing where they are very well suited to take this on.

Question – Ross Osborn

Got it. Thanks for taking our questions.

Response – Anthony Fernando

Thank you, Ross.

Operator

There are no further questions at this time. I will now hand the call back to Anthony Fernando for closing remarks.

Anthony Fernando

Thanks again for joining us today and for your support of Asensus. We look forward to updating you on our next quarterly call. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation. You may now disconnect.